EX – 99.1

Meta Materials Appoints Uzi Sasson as CFO and COO

Tech executive brings over 30 years of finance and operations leadership

HALIFAX, NS / ACCESSWIRE / April 25, 2023 / Meta Materials Inc. (the “Company” or “META®”) (Nasdaq: MMAT, FSE: MMAT), a developer of high-performance functional materials and nanocomposites, today announced that Mr. Uzi Sasson has been appointed as Chief Financial Officer (CFO) and Chief Operating Officer (COO), effective April 20, 2023. He replaces current CFO and COO Ken Rice, who is retiring.

Mr. Sasson is a seasoned public company financial executive and Certified Public Accountant (CPA) with more than thirty years of experience building and scaling operations for high-growth multinational manufacturers and semiconductor companies. His expertise includes corporate finance, SEC and regulatory compliance, accounting and tax analysis, international finance, mergers and acquisitions with global OEM’s, supply agreements, real estate transactions, investor relations, and talent development.

“After a rigorous search, we are excited to welcome Uzi to the executive leadership team," said George Palikaras, President and CEO of Meta Materials. “He has extensive experience providing strategic financial and operational leadership to companies at various stages, which will prove instrumental in helping us execute on our growth strategy and financial objectives while creating sustainable, long-term value for our shareholders. I would also like to thank Ken Rice for all his contributions, and we wish him all the best in his retirement.”

Prior to joining Meta Materials, Mr. Sasson served as Chief Financial Officer of Katena Computing Technologies Inc., a privately held computing technology design and manufacturing company. Prior to Katena Computing Technologies, Mr. Sasson served as Executive Vice President and Chief Financial Officer for Eat Just, Inc. a plant-based food technology company. Mr. Sasson also served as the Chief Financial Officer and Chief Operating Officer of IXYS Corporation (Nasdaq: IXYS) before being promoted to President and CEO. During his tenure at IXYS, he oversaw an 800+% increase in revenue to over $750 million per annum prior to the company being sold.

“It is an honor to join META’s accomplished executive leadership team,” said Mr. Sasson. “META’s innovative technologies and products present tremendous opportunities for value creation, and I look forward to leveraging my background to support the company’s efforts to accelerate growth.”

Mr. Sasson currently serves on the board of directors of VTool Ltd and on the board of trustees of World Affairs Council, where he also serves as chair of the Audit Committee. Mr. Sasson earned both a Bachelor of Science degree in accounting, and a master’s in taxation and accounting from Golden Gate University. He is also a Certified Public Accountant (CPA) and a current member of the California Society of CPAs.

About Meta Materials Inc.

META® delivers previously unachievable performance, across a range of applications, by inventing, designing, developing, and manufacturing sustainable, high-performance, functional materials, components and systems. Our extensive technology platform enables leading global brands to deliver breakthrough products to their customers in consumer electronics, 5G communications, health and wellness, aerospace, automotive, and clean energy. Our nano-optic metamaterial technology provides anti-counterfeiting security features for government documents and currencies and authentication for brands. Our achievements have been widely recognized, including being named a Lux Research Innovator of the Year in 2021. Learn more at www.metamaterial.com.

Media Inquiries

Rob Stone
Vice President, Corporate Development and Communications
Meta Materials Inc.

media@metamaterial.com

Investor Contact

Mark Komonoski
Senior Vice President
Integrous Communications
Phone: 1-877-255-8483
Email: ir@metamaterial.com

Forward Looking Information

This press release includes forward-looking information or statements within the meaning of Canadian securities laws and within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, regarding the Company, which may include, but are not limited to, statements or implications with respect to the ability of the Company to continue to meet the Nasdaq requirements to maintain a Nasdaq listing, the business strategies, product development, expansion plans and operational activities of the Company. Often but not always, forward-looking information can be identified by the use of words such as “pursuing”, “potential”, “predicts”, “projects”, “seeks”, “plans”, “expect”, “intends”, “anticipated”, “believes” or variations (including negative variations) of such words and phrases, or statements that certain actions, events or results “may”, “could”, “should”, “would” or “will” be taken, occur or be achieved. Such statements are based on the current expectations and views of future events of the management of the Company and are based on assumptions and subject to risks and uncertainties. Although the management of the Company believes that the assumptions underlying these statements are reasonable, they may prove to be incorrect. The forward-looking events and circumstances discussed in this release may not occur and could differ materially as a result of known and unknown risk factors and uncertainties affecting the Company, the capabilities of our facilities and the expansion thereof, research and development projects of the Company, the total available market and market potential of the products of the Company, the market position of the Company, the need to raise more capital and the ability to do so, the scalability of the Company’s production ability, capacity for new customer engagements, material selection programs timeframes, the ability to reduce production costs, enhance metamaterials manufacturing capabilities and extend market reach into new applications and industries, the ability to accelerate commercialization plans, the possibility of new customer contracts, the continued engagement of our employees, the technology industry, market strategic and operational activities, and management’s ability to manage and to operate the business. More details about these and other risks that may impact the Company’s businesses are described under the heading “Forward-Looking Information” and under the heading “Risk Factors” in the Company’s Form 10-K/A filed with the SEC on March 23, 2023, with an SEC filing date of March 24, and in subsequent filings made by Meta Materials with the SEC, which are available on SEC’s website at www.sec.gov. Although the Company has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results to differ from those anticipated, estimated or intended. Accordingly, readers should not place undue reliance on any forward-looking statements or information. No forward-looking statement can be guaranteed. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and the Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except to the extent required by law.

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